Exhibit 99.1

Steve Madden Announces Executive Promotions

LONG ISLAND CITY, N.Y., September 8, 2015 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced two key executive promotions. Amelia Newton Varela has been named to the newly created position of President, and Karla Frieders has been appointed to the newly created position of Chief Merchandising Officer.

Ms. Newton Varela has more than 17 years of experience with Steve Madden in various roles, most recently as Executive Vice President of Wholesale. Ms. Frieders has more than 16 years of experience with Steve Madden in various roles, most recently as Executive Vice President of Product Development.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “Amelia and Karla are both highly talented executives who have been instrumental to the success and growth of our Company. Under Amelia’s leadership, our wholesale business has grown exponentially over the last decade, as we have expanded into new brands, new product categories and new distribution channels. We look forward to her further contributions as she broadens her role in the organization. Karla has proven herself to have a deep understanding of product and trends, and we are confident she will be highly successful in her role as Chief Merchandising Officer. We are pleased to recognize the many contributions Amelia and Karla have made to the Company with these promotions and to further strengthen the executive team at Steve Madden.”

Steve Madden, Founder and Creative and Design Chief, added, “Amelia and Karla started with the Company when they were just out of school – Amelia in customer service and Karla in the stores. Over the years, I’ve been proud to watch them develop into seasoned executives and outstanding leaders that are imbued with the Steve Madden ethos. I know they will be great in their new roles.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Report®, Big Buddha®, Brian Atwood®, Cejon®, Blondo® and Mad Love®, Steve Madden is the licensee of various brands, including Superga® for footwear in North America. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 161 retail stores (including Steve Madden’s four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

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